UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 13, 2015

OMEGA HEALTHCARE INVESTORS, INC.

(Exact name of registrant as specified in charter)

Maryland	1-11316	38-3041398
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 International Circle

Suite 3500

Hunt Valley, Maryland 21030

(Address of principal executive offices / Zip Code)

(410) 427-1700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.02.	Termination of a Material Definitive Agreement.

On March 13, 2015, Omega Healthcare Investors, Inc. accepted for purchase all of the $200 million aggregate principal amount of its outstanding 7.5% Senior Notes due 2020, or the 2020 Notes. The 2020 Notes were originally issued under an Indenture dated as of February 9, 2010, as amended and supplemented, by and among Omega, certain of its subsidiaries, as guarantors, and U.S. Bank National Association, as Trustee.

As previously reported, on February 11, 2015, at Omega’s direction, the Trustee gave notice to the holders of the 2020 Notes of Omega’s election to redeem all of the 2020 Notes on March 13, 2015.

On March 13, 2015, Omega irrevocably deposited approximately $208.7 million with the Trustee for application to the payment of the redemption price of the 2020 Notes. The redemption price consisted of 103.750% of the principal amount of the 2020 Notes, plus accrued and unpaid interest on such notes to, but not including, the date of redemption.

On March 13, 2015, the obligations of Omega and its subsidiary guarantors under the 2020 Notes, the Indenture governing the 2020 Notes and the related subsidiary guarantees were terminated, and the Indenture was discharged. Notwithstanding the satisfaction and discharge of the 2020 Notes, the Indenture and the subsidiary guarantees, certain customary provisions of the Indenture relating to the compensation and indemnification of the Trustee and the application of trust money will survive.

U.S. Bank National Association has performed corporate trust services for Omega from time to time, for which it has received customary compensation, and may do so again in the future.

Item 8.01.	Other Events.

On March 13, 2015, Omega issued a press release announcing that on February 27, 2015, Omega notified the U.S. Department of Housing and Urban Development, or HUD, that it intends to retire $146.9 million of HUD mortgage loans on March 31, 2015.

A copy of Omega’s March 13, 2015 press release announcing the completion of the redemption and Omega’s notice to HUD is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.                Description of Exhibit

99.1                           Press Release dated March 13, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMEGA HEALTHCARE INVESTORS, INC.
(Registrant)

Dated: March 13, 2015	By:	/s/ Robert O. Stephenson
Robert O. Stephenson
Chief Financial Officer and Treasurer

Exhibit Index

Exhibit No.                Description of Exhibit

99.1                           Press Release dated March 13, 2015